Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 33-57268) and on Forms S-8 (File No. 33-31047, File No. 33-50276, File No. 333-12985, File No. 333-63487, File No. 333-88177, File No. 333-120132 and File No. 333-115432) of Tredegar Corporation of our report dated March 14, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appears in this Form 10-K.

PricewaterhouseCoopers LLP
Richmond, Virginia
March 15, 2005